Ex. 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 3, 2026, by and between AGNT, Inc., a Texas corporation (the “Company”), and Frank Selden, not individually, but as trustee of the Gratitude 2022 Trust, created under trust agreement dated August 26, 2022, as amended and restated (the “Seller Trustee”).

WHEREAS, the Seller Trustee owns 26,731,114 shares of common stock, $0.00001 par value, of the Company (“Shares”);

WHEREAS, the Seller Trustee desires to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein), an aggregate of 8,693,290 Shares for a price per share of $3.68, upon the terms and subject to the conditions set forth herein (the “Repurchase Transaction”);

WHEREAS, after due consideration, the audit committee (the “Audit Committee”) of the board of directors of the Company (the “Board”), consisting solely of independent and disinterested directors of the Board, has evaluated the transactions contemplated by this Agreement pursuant to the Company’s related party transaction policy and the Audit Committee’s charter; and

WHEREAS, the Audit Committee reviewed this Agreement and determined that the Repurchase Transaction is fair to and in the best interests of the Company and has approved this Agreement and the consummation of the Repurchase Transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and Sale
Section 1.1Purchase and Sale. The Seller Trustee hereby agrees to sell, convey, assign, transfer and deliver to the Company (subject to receipt of the payment provided herein), and the Company hereby agrees to purchase from the Seller Trustee, an aggregate of 8,693,290 Shares (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).
Section 1.2Purchase Price. In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company hereby agrees to pay to the Seller Trustee at the Closing a price per Purchased Share of $3.68, for an aggregate price of $31,991,307.20, in cash (the “Purchase Price”).

Section 1.3Closing. The closing of the Repurchase Transaction (the “Closing”) will take place remotely, via electronic exchange of documents on the second Business Day following the satisfaction or waiver of all of the closing conditions set forth in Article V hereof, or on such other date as the parties may otherwise mutually agree (the “Closing Date”). At the Closing, (a) the Seller Trustee shall deliver or cause to be delivered to the Company all of the Seller Trustee’s right, title and interest in and to the Purchased Shares in accordance with the provisions hereof, together, in each case, with a duly executed stock power (with a medallion guarantee) with respect to the Purchased Shares and any other documentation reasonably necessary to transfer to the Company right, title and interest in and to the Purchased Shares and (b) the Company shall pay to the Seller Trustee the aggregate Purchase Price in accordance with the provisions hereof.
Section 1.4Expenses. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party. The Seller Trustee has provided to the Company an appropriate, correct and complete Internal Revenue Service Form W-9, or if applicable has confirmed in writing to the Company that any such form which the Company has on file remains appropriate, correct and complete.
Section 1.5Delivery.
(a)At the Closing, the Seller Trustee shall deliver or cause to be delivered to the Company, for Purchased Shares held in record form, completed transfer of ownership forms as required by the Company’s transfer agent, including without limitation a stock power (with a medallion guarantee).
(b)At the Closing, the Seller Trustee shall deliver or cause to be delivered an instruction letter to the Company’s transfer agent to transfer the Purchased Shares to one or more accounts designated by the Company, sufficient to convey to the Company good, valid and marketable title in and to the Purchased Shares, free and clear of any and all Liens.
(c)At the Closing, the Company shall deliver or cause to be delivered an instruction letter to the Company’s transfer agent directing the transfer agent to transfer the Purchased Shares to one or more accounts designated by the Company.
(d)At the Closing, the Company shall deliver or cause to be delivered to the Seller Trustee, the aggregate Purchase Price in cash, by wire transfer of immediately available funds to such account as the Seller Trustee has specified in writing in advance of the Closing Date. The aggregate Purchase Price shall be paid in full, and without deduction for or withholding of any applicable taxes.
(e)Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.
Article II
COVENANTS

Section 2.1Public Announcement; Public Filings. No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations and including this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Seller Trustee with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Seller Trustee.
Article III
REPRESENTATIONS AND WARRANTIES OF THE Seller Trustee

The Seller Trustee hereby makes the following representations and warranties to the Company:

Section 3.1Power; Authority. The Seller Trustee has all necessary power and authority under the trust instrument of the Gratitude 2022 Trust to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
Section 3.2Enforceability. This Agreement has been duly and validly executed and delivered by the Seller Trustee and, assuming due and valid authorization, execution and delivery by the Company, this Agreement will constitute a legal, valid and binding obligation of the Seller Trustee enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
Section 3.3Ownership; Required Consents. The Seller Trustee is the beneficial owner of the Purchased Shares and, at the Closing, will be the record and beneficial owner of the Purchased Shares, free and clear of any and all Liens. The Seller Trustee has full power and authority to transfer full legal and beneficial ownership of the Purchased Shares to the Company, and is not required to obtain the consent or approval of any person or governmental agency or organization to effect the sale of the Purchased Shares. The execution and delivery of this Agreement by the Seller Trustee and the consummation by the Seller Trustee of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (a) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, to which the Seller Trustee is a party, or (b) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority or similar body applicable to the Seller Trustee or by which the assets or property of the Gratitude 2022 Trust are bound.
Section 3.4Good Title Conveyed. All Purchased Shares sold by the Seller Trustee hereunder are free and clear of any and all Liens and, at the Closing, the Seller Trustee shall transfer valid title to such Purchased Shares to the Company.
Section 3.5Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Seller Trustee, threatened against the Seller Trustee that could impair the ability of the Seller Trustee to perform his obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6No Brokers or Tax Withholding. The Seller Trustee is not, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.
Section 3.7Other Acknowledgments.
(a)The Seller Trustee hereby represents and acknowledges that he is a sophisticated investor and that he has such knowledge and experience in financial and business matters and in making investment decisions regarding the sale of Purchased Shares and of making an informed investment decision. The Seller Trustee represents and acknowledges that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to the Seller Trustee’s decision to sell the Purchased Shares or otherwise materially adverse to the Seller Trustee’s interests. The Seller Trustee acknowledges and agrees that the Company shall have no obligation to disclose to him any such information and, in his capacity as trustee of the Gratitude 2022 Trust and on behalf of the beneficiaries of the Gratitude 2022 Trust, hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action he has or may have against the Company and its respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or otherwise arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.
(b)The Seller Trustee further represents that he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has independently and without reliance upon the Company, made his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, the Seller Trustee is not relying on the Company (or any agent or representative thereof). The Seller Trustee has carefully considered and, to the extent he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. The Seller Trustee acknowledges that none of the Company nor any of its directors, officers, subsidiaries or Affiliates has made or makes, and is not relying on, any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to the Seller Trustee:

Section 4.1Existence; Authority. The Company is a Texas corporation that is duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company has all requisite corporate power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
Section 4.2Enforceability. This Agreement has been duly and validly executed and, assuming due and valid authorization, execution and delivery by the Seller Trustee, this Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
Section 4.3Required Consents. The Company is not required to obtain the consent or approval of any person or governmental agency or organization to effect the purchase of the Purchased Shares, except where the failure to obtain such consent or approval would not impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, to which the Company is a party, (y) the Company’s organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority or similar body applicable to the Company.
Section 4.4Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 4.5No Brokers. The Company is not, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding that could result in the Seller Trustee having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

Article V
CONDITIONS PRECEDENT
Section 5.1Conditions of the Seller Trustee’s Obligations at Closing. The obligation of the Seller Trustee to sell the Purchased Shares is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a)The representations and warranties contained in Article IV shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.
(b)The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing in all material respects and shall have delivered all of the deliverables required by Section 1.5.
(c)No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the sale of the Purchased Shares by the Seller Trustee illegal or otherwise prohibiting or preventing consummation of the sale of the Purchased Shares by the Seller Trustee.
Section 5.2Conditions of the Company’s Obligations at Closing. The obligation of the Company to purchase the Purchased Shares is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a)The representations and warranties contained in Article III shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.
(b)The Seller Trustee shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Seller Trustee on or before the Closing in all material respects and shall have delivered all of the deliverables required by Section 1.5.
(c)No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the purchase of the Purchased Shares by the Company illegal or otherwise prohibiting or preventing consummation of the purchase of the Purchased Shares by the Company.
(d)The Seller Trustee shall have delivered to the Company a properly completed and duly executed IRS Form W-9.
Article VI
MISCELLANEOUS

Section 6.1Termination. This Agreement shall automatically terminate and be of no further force or effect, without any action required by either party, if the Closing shall not have occurred on or prior to September 11, 2026 (as the same may be extended pursuant to this Section 6.1, the “Termination Date”); provided, however, that if the Closing shall not have occurred on or prior to the Termination Date and the failure of the Closing to occur was not caused by, or the result of, a breach of this Agreement by the Company or any failure by the Company to satisfy any condition to Closing set forth in Article V that the Company is required to satisfy, the Company may, from time to time, by written notice delivered to the Seller Trustee at any time prior to such termination, extend the Termination Date to such date as the Company shall specify in such notice, and such extended date shall thereafter constitute the “Termination Date” for all purposes of this Agreement. The Termination Date may also be extended by mutual written agreement of the parties at any time prior to termination.
Section 6.2Survival. This Article VI, the agreements of the Seller Trustee and the Company contained in Article I and Section 3.7, the representations and warranties contained in Article III and Article IV and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the consummation of the transactions contemplated hereby shall survive the consummation of the transactions contemplated hereby. None of the other representations, warranties, covenants, and agreements in this Agreement shall survive the consummation of the transactions contemplated hereby. Except as expressly set forth in this Agreement, no party has made any representation, warranty, covenant or agreement.
Section 6.3Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, telecopy, mail (registered or certified, postage prepaid, return receipt requested) or electronic mail to the respective parties hereto addressed as follows:

If to the Company:

AGNT, Inc.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Attention: James Bramble

Email: legal@exprealty.net

If to the Seller Trustee:

Frank Selden, as trustee of the

Gratitude 2022 Trust

[Address Omitted]

Email: [Email Omitted]

With a copy to:

Neil Kawashima

McDermott Will & Schulte LLP

444 West Lake Street

Suite 4000

Chicago, IL 60606

Section 6.4Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof; (b) the term “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or required by law to be closed; (c) the term “Law” means any statute, law, ordinance, rule, regulation, code, order, judgment, injunction or decree of any governmental authority; (d) the term “SEC” means the U.S. Securities and Exchange Commission; and (e) the Company and the Seller Trustee are referred to herein individually as a “party” and collectively as “parties.”
Section 6.5Remedies. The Company and the Seller Trustee acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.
Section 6.6No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 6.7Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 6.8Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 6.9Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.
Section 6.10Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.11Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.
Section 6.12Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Texas Business Court (or, if the Texas Business Court does not have jurisdiction, the federal district court for the Southern District of Texas, Houston Division or the state district court of Harris County, Texas or another state court in Texas, provided, however, and for purposes of clarity, any suit, action or other proceeding shall only be brought before a state court in Harris County, Texas, to the extent and only to the extent that the Texas Business Court and the federal district court do not have jurisdiction over the same), in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Texas Business Court (or, if the Texas Business Court does not have jurisdiction, the federal district court for the Southern District of Texas, Houston Division or the state district court of Harris County, Texas or another state court in Texas, provided, however, and for purposes of clarity, any suit, action or other proceeding shall only be brought before a state court in Harris County, Texas, to the extent and only to the extent that the Texas Business Court and the federal district court do not have jurisdiction over the same), and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.
Section 6.13Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by electronic transmission in .PDF format shall be sufficient to bind all parties to the terms and conditions of this Agreement. Each party hereto intends that any electronic signatures complying with the U.S.

federal ESIGN Act of 2000 (including DocuSign) constitute original signatures binding upon such party and that an electronic copy or counterpart of this Agreement containing signatures (original or electronic) of such party shall be deemed to be an original counterpart of this Agreement.

Section 6.14Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 6.15Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

AGNT, Inc.

By: /s/ James Bramble

James Bramble

Chief Legal Counsel

By: /s/ Frank Selden___________________

Frank Selden, as trustee of the Gratitude 2022 Trust